Exhibit 10.2

TRUE RELIGION APPAREL, INC.

November 28, 2012

Jeffrey Lubell
c/o Jeffer Mangels Butler & Mitchell LLP
1900 Avenue of the Stars, 7th Floor
Los Angeles, California 90067

Re:           Amendment to Employment Agreement

Dear Mr. Lubell:

Reference is made to that certain Employment Agreement, dated January 4, 2006, by and between Jeffrey Lubell (“you”) and True Religion Apparel, Inc. (the “Company”), as amended on May 31, 2006, September 12, 2008 and September 28, 2012 (the “Agreement”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

The Company and you hereby agree that the execution of this letter agreement by the parties hereto shall effectively amend Section 1 of the Agreement to state that:

(i)	the current term of the Agreement, which commenced on March 31, 2010, shall end on June 30, 2013 (the “Expiration Date”), rather than March 31, 2013;

(ii)
the Agreement shall be automatically extended for three additional years on the Expiration Date, rather than March 31, 2013, and on each subsequent three-year anniversary of the Expiration Date, rather than the three-year anniversary of the Initial Termination Date, unless either party elects not to so extend the term of the Agreement by notifying the other party, in writing, of such election not less than 120 days prior to the expiration date of the term then in effect (for the avoidance of doubt, as a result of the foregoing, the date by which either party hereto must give notice of an election not to extend the current term of the Agreement shall be March 2, 2013, which date is 120 days prior to the Expiration Date); and

(iii)
in the event the Company elects not to extend the term of the Agreement beyond the Expiration Date, you shall not be entitled to any payments as might be the case in connection with a termination of the Agreement; provided, however, that, at the time when your Annual Bonus would otherwise be payable pursuant to Section 2(b)(ii) of the Agreement for the Company’s fiscal year 2013, you shall, if the applicable performance goals established by the Compensation Committee, if any, are satisfied, be paid, in accordance with Section 2(b)(ii) of the Agreement, an Annual Bonus in an amount equal to the product of (x) the amount of the Annual Bonus to which you would have been entitled if your employment had not expired on the Expiration Date, and (y) a fraction, the numerator of which is the number of days in the Company’s fiscal year 2013 through the Expiration Date and the denominator of which is the total number of days in such fiscal year.

The intention of this letter agreement is solely to amend the Agreement as set forth above.  All other terms and conditions of the Agreement shall remain in full force and effect.  Accordingly, the amount of any Annual Bonus and any target performance goals for the Company’s fiscal year 2013 shall be determined by the Compensation Committee, in its sole discretion, in accordance with Section 2(b)(ii) of the Agreement. For the avoidance of doubt, nothing in this letter agreement shall (a) alter or impact in any way the authority of the Compensation Committee to determine, in its sole discretion, any target performance goals for the Company or any Annual Bonus to which you may become entitled or the process in which the Compensation Committee makes any such determination, (b) obligate the Compensation Committee to establish any target performance goals for the Company or any minimum Annual Bonus nor (c) entitle you to or give you any right or interest in any Annual Bonus, in each case, other than in accordance with Section 2(b)(ii) of the Agreement.

In addition, following execution of this letter agreement, you shall maintain your title and authority as Chairman, Chief Executive Officer and Creative Director of the Company and you and the Company shall be expected to continue fulfilling all of your and our respective duties and responsibilities in accordance with the Agreement.  You acknowledge that the Company cannot provide any assurances at this time as to whether it will extend the current term of the Agreement or elect not to so extend. You represent and warrant to the Company that you have had an opportunity to review this letter agreement with independent legal counsel, and have executed this letter agreement based upon your own judgment and advice of your independent legal counsel.

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first written above.

True Religion Apparel, Inc.

/s/ Jeffrey Lubbell	By:	/s/ Seth R. Johnson
Jeffrey Lubbell	Name:	Seth R. Johnson
	Title:	Lead Director